EXHIBIT 99.1

                          UCI MEDICAL AFFILIATES, INC.
                 REPORTS SECOND QUARTER FISCAL YEAR 2004 RESULTS

Columbia, SC - May 10, 2004 - UCI Medical Affiliates, Inc. (OTC Bulletin Board:
UCIA) announced today that revenue for the second quarter of the fiscal year ending September 30, 2004 increased to $11,500,000 from $11,000,000 for the second quarter of fiscal year 2003, while revenue for the six months ended March 31, 2004 increased to $24,300,000 from $21,300,000 for the six months ended March 31, 2003.

The Company reported net income of $1,100,000 (including a one-time tax benefit of $500,000) or $.12 per share for the quarter ended March 31, 2004 compared to $700,000 or $.07 per share for the quarter ended March 31, 2003, while net income for the six months ended March 31, 2004 increased to $2,400,000 or $.25 per share from $1,100,000 or $.11 per share for the six months ended March 31, 2003.

"Certainly, our success can be attributed to the dedication and commitment of Doctors Care and Progressive Physical Therapy employees," Dr. Michael Stout, M.D., President and Chief Executive Officer said. "We strive to give employees a pleasant, supportive work environment. In fact, we were recently honored for our efforts, when we were awarded the Psychologically Healthy Workplace Best Practices Award by the South Carolina Psychological Association."

The Company's March 31, 2004 balance sheet reflects total assets of $18,261,000 as compared to $15,859,000 at September 30, 2003 while stockholders' equity at March 31, 2004 was $4,988,000 as compared to $2,566,000 at September 30, 2003.

"Our growing patient census is due, in part, to our comprehensive marketing strategy," Jerry F. Wells, Jr., CPA, Executive Vice President and Chief Financial Officer said. "We recently broadened our advertising in the Charleston area and maintained a strong presence in the Midlands, Grand Strand and Upstate markets. Through marketing venues, we've effectively communicated our expansion of services to existing and potential patients."

UCI Medical Affiliates, Inc. provides non-medical management and administrative services for freestanding medical centers, which operate as Doctors Care urgent and family care centers and Progressive Physical Therapy Services. Combined, Doctors Care and Progressive Physical Therapy have 39 locations throughout South Carolina and one in Knoxville, Tennessee.

Certain of the statements contained in this Press Release that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this Press Release that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Although our management believes that their expectations of future performance are based on reasonable assumptions within the bounds of their knowledge of their business and operations, we have no assurance that actual results will not differ materially from their expectations. Factors that could cause actual results to differ from expectations include, among other things, (1) the difficulty in controlling our costs of providing healthcare and administering our network of centers; (2) the possible negative effects from changes in reimbursement and capitation payment levels and payment practices by insurance companies, healthcare plans, government payors and other payment sources; (3) the difficulty of attracting primary care physicians; (4) the increasing competition for patients among healthcare providers; (5) possible government regulations negatively impacting our existing organizational structure; (6) the possible negative effects of prospective healthcare reform; (7) the challenges and uncertainties in the implementation of our expansion and development strategy; (8) the dependence on key personnel; (9) adverse conditions in the stock market, the public debt market, and other capital markets (including changes in interest rate conditions); (10) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a reduced demand for practice management services; (11) the demand for our products and services; (12) technological changes; (13) the ability to increase market share; (14) the adequacy of expense projections and estimates of impairment loss; (15) the impact of change in accounting policies by the Securities and Exchange Commission; (16) unanticipated regulatory or judicial proceedings; (17) the impact on our business, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts; (18) other factors described in this Press Release and in our other reports filed with the Securities and Exchange Commission; and (19) our success at managing the risks involved in the foregoing.

Contact:          Jerry F. Wells, Jr., CPA
                  Executive Vice President and Chief Financial Officer UCI Medical Affiliates, Inc.
                  4416 Forest Drive
                  Columbia, South Carolina  29206
                  (803) 782-4278